DISTRIBUTION PLAN

                         THE COMMUNITY DEVELOPMENT FUND

          WHEREAS, The Community Development Fund (the "Trust"), on behalf of its series, The Community Development Fund (the "Fund"), is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Trust and the owners of units (the "shares") of beneficial interest (the "Shareholders") in the Fund;

          NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

          SECTION 1. The Trust has adopted this Distribution Plan (the "Plan") to enable the Fund to directly or indirectly bear expenses relating to the distribution of certain of the classes of shares of the Fund as may, from time to time, be added to the Plan and listed on the Schedules attached hereto (collectively the "Schedules").

          SECTION 2. The Trust will pay the distributor of each such class of shares a fee at the annual rate specified on each of the Schedules. The distributor may retain all or a part of this fee as compensation for distribution or shareholder services it provides or it may use such fees for compensation of broker/dealers and other financial institutions and intermediaries that provide distribution or shareholder services as specified by the distributor. The actual fee to be paid by the distributor to broker/dealers and financial institutions and intermediaries will be negotiated based on the extent and quality of services provided.

          SECTION 3. This Plan shall not take effect as to a class of shares of the Fund until it has been approved (a) by a vote of at least a majority of the outstanding shares of such class; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

          SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 3 herein for the approval of this Plan.

          SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

          SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or, with respect to any such class of shares of the Fund, by vote of a majority



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of the outstanding shares of the class. In the event the Fund offers multiple classes of shares, Termination by the Shareholders of any class of the Fund will not affect the validity of this Plan with respect to the shares of any other class of the Fund.

          SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or with respect to shares of any class of the Fund, by vote of a majority of the outstanding shares of such class, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

          SECTION 8. This Plan may be amended in the manner provided in Part
(b) of Section 3 herein for the approval of this Plan; provided, however, that the Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof with respect to the shares of any class of the Fund without the approval of a majority of the outstanding shares of such class.

          SECTION 9. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

          SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

          SECTION 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.





Adopted: December 8, 2015



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                         THE COMMUNITY DEVELOPMENT FUND

                                   SCHEDULE I
                             DATED DECEMBER 8, 2015
                            TO THE DISTRIBUTION PLAN
                             DATED DECEMBER 8, 2015

Subject to any limitations imposed by Rule 2830(d) of the NASDs Conduct Rules, the distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the Fund.

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PORTFOLIO                                     CLASS OF SHARES            FEES
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The Community Development Fund                Class A Shares             0.25%
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